Exhibit 99

Cendant to Spin-off its Mortgage and Fleet Operations as PHH Corporation

Transaction Underscores Cendant’s Commitment to Simplify
Operations and Sharpen Focus on Core Travel and Real Estate Businesses

PHH Debt Expected to Remain Investment-Grade and Cendant Ratings Expected to be
Unaffected by the Spin-off

New York, NY, October 12, 2004 - Cendant Corporation (NYSE:CD) and its PHH Corporation subsidiary announced today that Cendant intends to distribute the mortgage and fleet operations of PHH to Cendant shareholders. The transaction will be structured as a tax-free distribution of the common stock of PHH Corporation. The spin-off is expected to be consummated in the first quarter of 2005. Cendant’s relocation and fuel card businesses will remain a part of Cendant.

The spin-off reflects Cendant’s strategy to focus on the travel and residential real estate sectors. Cendant’s mortgage and fleet operations represent approximately 85 percent of the carrying value of the assets of PHH Corporation as of June 30, 2004. PHH is currently a wholly-owned subsidiary of Cendant, and files quarterly and annual reports with the Securities and Exchange Commission.

Cendant’s mortgage business, operating as Cendant Mortgage, is the sixth largest retail originator of residential mortgage loans in the United States. Cendant’s fleet management business, operating as PHH Arval, is the nation’s second-largest provider of outsourced commercial fleet management services. The two businesses had combined revenues in excess of $2 billion for the twelve months ended June 30, 2004.

Cendant anticipates it will enter into a joint venture with Cendant Mortgage, designed to preserve the mutually beneficial cross-selling opportunities that exist between the mortgage business and Cendant’s residential real estate, relocation and settlement services businesses.

Terence W. Edwards, who is currently CEO of Cendant Mortgage and is expected to become CEO of PHH Corporation upon the spin-off, stated: "We believe that the mortgage and vehicle management operations are well positioned to benefit from corporate customers’ continuing desire to identify vendors, such as PHH, that can perform non-core services more efficiently. In addition, the ‘pure-play’ nature of PHH as a publicly-traded, financial services company should enhance investors’ appreciation of these businesses, compared to their being relatively small components of Cendant."

Ronald L. Nelson, Cendant’s Chief Financial Officer, stated: "The spin-off provides substantial opportunities and benefits to Cendant shareholders that weren’t easily attainable by a sale of these businesses. It reinforces our commitment to divest the company of non-core businesses and continue to strengthen our leadership position within the travel and real estate sectors, where we have sustainable competitive advantages. It also simplifies Cendant’s capital structure, preserves the cross-selling benefits between Cendant Mortgage and our retained real estate operations, reduces our earnings volatility, and eliminates the tax burden inherent in a sale. We believe the increased transparency and reduced complexity resulting from the spin-off of PHH should enhance overall shareholder value."

Had the spin-off occurred on December 31, 2003, it is estimated that it would have reduced Cendant’s projected 2004 EPS from continuing operations by approximately four to six percent.

As a result of the contemplated transaction, Cendant and PHH will be required to evaluate the carrying value of these businesses for impairment. Depending on a variety of factors, including the market value established for PHH Corporation when it begins trading as a separate public entity, Cendant may be required to adjust the book value of certain long-lived assets currently ascribed to the mortgage and fleet operations. Such long-lived assets include goodwill and intangibles, which Cendant estimates the carrying value to be approximately $350 million prior to the spin-off. Any adjustment to these values on Cendant’s and PHH’s balance sheets will be a non-cash charge. In connection with the spin-off, Cendant is expected to make a capital contribution to PHH, currently estimated at approximately $200 million, resulting in PHH having a tangible book value, post spin-off, currently projected to be approximately $1.2 billion.

PHH Corporation debt is expected to remain investment-grade and Cendant’s debt ratings are expected to be unaffected by this transaction. The senior debt of PHH Arval’s asset-backed financing facility, Chesapeake Funding, LLC, is expected to remain rated Aaa/AAA.

The dividend distribution to Cendant shareholders of the common stock of PHH Corporation, and the establishment of the record date related thereto, remain subject to the formal declaration of such dividend by Cendant’s board of directors. There can be no assurance that the transaction will be completed.

Investor Conference Call

Cendant will host a conference call to discuss the transactions announced in this release on Wednesday, October 13, 2004, at 10:00 a.m. (EDT). Investors may access the call live at www.cendant.com or by dialing 719-457-2680. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 1:00 p.m. on Wednesday, October 13, 2004 until 8:00 p.m. on Wednesday, October 20, 2004 at 719-457-0820, access code: 912188.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projected EPS information constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended June 30, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834
Henry A. Diamond 212-413-1920